EXHIBIT 5.1

            LEGAL OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                                                               July 8, 2003

Trimble Navigation Limited
645 North Mary Avenue
Sunnyvale, California 94088

                Re:      Trimble Navigation Limited
                         Registration Statement on Form S-3
                         ----------------------------------

Ladies and Gentlemen:

                  We have acted as special counsel to Trimble Navigation Limited, a California corporation (the "Company"), in connection with a public offering of up to 1,002,327 shares of common stock of the Company, no par value per share (the "Common Stock"), including up to 489,535 shares of Common Stock (the "Issued Secondary Shares") to be offered by certain shareholders of the Company, and up to 512,792 shares of Common Stock (the "Issuable Secondary Shares") to be offered by certain shareholders of Trimble Exchangeco Limited, a corporation existing under the laws of the Province of Ontario ("Trimble Exchangeco"), following the issuance of such Issuable Secondary Shares to such shareholders of Trimble Exchangeco pursuant to the terms of (i) the Exchange Right Agreement, dated June 20, 2003 (the "Exchange Right Agreement"), between the Company, Trimble Exchangeco, Trimble Holdings Company, an unlimited liability company existing under the laws of the Province of Nova Scotia ("Trimble Holdings"), and certain security holders of Applanix Corporation, a corporation existing under the laws of the Province of Ontario, and (ii) the Articles of Incorporation of Trimble Exchangeco (the "Trimble Exchangeco Articles") (collectively, the "Exchange Documents").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

                  (i) the Registration  Statement on Form S-3 (the "Registration
Statement")  as  filed  with  the  Securities  and  Exchange   Commission   (the
"Commission") on July 8, 2003 under the Act;
                  (ii) an executed copy of the Exchange Right Agreement;

                  (iii) a specimen certificate evidencing the Common Stock

                  (iv) the Restated Articles of Incorporation of the Company, and all Certificates of Amendment and Certificates of Designation through the date hereof, in each case as filed with and certified by the Secretary of State of the State of California (the "Articles of Incorporation");

                  (v) the Bylaws of the Company, as currently in effect (the "Bylaws");

                  (vi) certain resolutions of the Board of Directors of the Company relating to the issuance of the Issued Secondary Shares and the Issuable Secondary Shares; and

                  (vii) the opinion of Blake, Cassels & Graydon LLP, dated July 7, 2003, as to certain laws of Canada.

                  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth in paragraph 1 below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Issued Secondary Shares. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

                  We note that the Exchange Documents are governed by laws other than the laws, rules and regulations of California and the federal laws, rules and regulations of the United States of America. We do not express any opinion with respect to the validity, due authorization, due issuance, binding nature or enforceability of any such agreement or instrument or the application of securities laws of any jurisdiction other than the United States of America. We understand that you are receiving an opinion addressing certain matters under the laws of non-United States jurisdictions from Blake, Cassels & Graydon LLP.

                  We do not express any opinion as to the laws of any jurisdiction other than the State of California and the federal laws of the United States of America to the extent referred to specifically herein. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

                  Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

                  1. The issuance of the Issued Secondary Shares has been duly authorized, and the Issued Secondary Shares have been validly issued and are fully paid and nonassessable.

                  2. When (i) the certificates representing the Issuable Secondary Shares in the form of the specimen certificate examined by us have been signed by an authorized officer of the transfer agent and registrar of the Common Stock and registered by the transfer agent and registrar and (ii) full consideration for the Issuable Secondary Shares in accordance with the Exchange Documents shall have been delivered to the Company, the Issuable Secondary Shares, when issued pursuant to the terms of the Exchange Documents, will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Validity of Common Stock" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                 Very truly yours,


                                 /s/ Skadden, Arps, Slate, Meagher & Flom LLP


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